Exhibit 99.2

II-VI INCORPORATED AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 10, 2013, II-VI Incorporated, (“the Company”) entered into an Asset Purchase Agreement (“APA”) with Oclaro Technology Limited, a company incorporated under the laws of England and Wales (“OTL”) and a wholly-owned subsidiary of Oclaro, Inc. (“Oclaro”) (Nasdaq:OCLR), to acquire the fiber amplifier and micro-optics business of Oclaro, and corresponding product lines, technology and related assets (“the Amplifier Business”), in a transaction valued at $88.6 million. The transaction was subsequently completed on November 1, 2013, following satisfaction of all conditions necessary to complete the transaction, including receipt of certain regulatory clearances. The transaction, valued at $88.6 million, consisted of $79.6 million in cash to Oclaro, $4.0 million of cash which is subject to hold back by the Company until December 31, 2014, and $5.0 million previously paid to Oclaro on September 12, 2013 for an exclusive option to purchase the Business, which was credited toward the purchase price. For the purpose of these unaudited pro forma condensed combined financial statements, the acquisition is assumed to have occurred as of July 1, 2012 with respect to the Unaudited Pro Forma Condensed Combined Statement of Earnings and as of June 30, 2013 with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet.

Prior to its acquisition of the Amplifier Business, the Company had acquired, through one of its wholly-owned subsidiaries, all of the outstanding shares of capital stock of Oclaro Switzerland GmbH, a limited liability company formed under the laws of the Swiss Confederation, as well as other transferred assets and assumed liabilities (collectively, the “Semiconductor Laser Business”) from OTL and Oclaro for $100 million, as detailed in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 12, 2013 and Amended Current Report on Form 8-K/A filed with the SEC on November 20, 2013. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the Amplifier Business and the Semiconductor Laser Business have been presented separately, and with respect to the Semiconductor Laser Business reflect the information previously filed as Exhibit 99.2 of the Amended Current Report on Form 8-K/A filed by the Company with the SEC on November 20, 2013.

The pro forma adjustments related to these acquisitions are based on a preliminary purchase price allocation in accordance with Accounting Standards Codification (ASC) 805 “Business Combinations,” whereby the cost to acquire these Businesses was allocated to the assets acquired and liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on the final purchase prices, analyses of fair value of the identifiable tangible and intangible assets, and estimates of the useful lives of tangible and intangible assets, which will be finalized after the Company completes its valuation and assessment process using all available data. The final purchase price allocations will be performed using estimated fair values as of the date of the acquisitions. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the Company.

The unaudited pro forma condensed combined financial statements do not reflect the realization of any potential cost savings or any related integration costs. Although the Company believes that certain cost savings may result from the acquisitions, there can be no assurance that these cost savings will be achieved. The historical combined financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of the Businesses, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. Pro forma adjustments are based on preliminary estimates and assumptions.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only in accordance with Article 11 of SEC Regulation S-X and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized if these acquisitions had been completed as of the dates indicated. As a result, the actual financial condition and results of the Company following these acquisitions may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the Company’s financial condition or results of operations following these acquisitions.

The financial information and accompanying notes should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company contained in its Annual Report on Form 10-K for the year ended June 30, 2013 filed with the SEC on August 28, 2013, the audited combined abbreviated financial statements of the Amplifier Business included in this Current Report on Form 8-K/A and the audited combined abbreviated financial statements of the Semiconductor Laser Business included in the Current Report Form 8-K/A filed with the SEC on November 20, 2013.

II-VI INCORPORATED

PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2013

UNAUDITED ($000)

	Historical			Notes	Pro Forma
	II-VI Incorporated	Semiconductor Laser Business of Oclaro, Inc.	Fiber Amplifier and Micro-Optics Business of Oclaro, Inc.		Adjustments	Combined
Assets
Current Assets
Cash and cash equivalents	$185,433	$1,205	$—	A	(176,886)	$196,402
				B	186,650
Accounts receivable, net	107,173	79	—		—	107,252
Inventories	141,859	23,762	8,308	E	4,445	178,374
Deferred income taxes	10,794	—	—		—	10,794
Prepaid and refundable income taxes	4,543	—	—		—	4,543
Prepaid and other current assets	11,342	1,294	303		—	12,939

Total Current Assets	461,144	26,340	8,611		14,209	510,304
Property, plant & equipment, net	170,672	12,749	6,555	C	28,333	218,309
Goodwill	123,352	—	—	A	188,886	192,467
				C	(28,333)
				D	(60,848)
				E	(4,445)
				G	(39,608)
				H	13,463
Other intangible assets, net	86,701	540	—	D	60,848	148,089
Investment	11,203	—	—		—	11,203
Deferred income taxes	2,696	2,283	—		—	4,979
Other assets	8,034	—	—	B	950	8,984

Total Assets	$863,802	$41,912	$15,166		$173,455	$1,094,335

Liabilities and shareholders’ Equity
Current Liabilities
Accounts payable	$23,617	$2,315	$—	F	3,783	29,715
Accrued compensation and benefits	28,315	1,717	—		—	30,032
Accrued income taxes	7,697	2,938	—		—	10,635
Deferred income taxes	110	—	—		—	110
Other accrued liabilities	34,695	2,133	—	A	2,000	38,828
Current maturities of long-term debt	—	—	—	B	20,000	20,000

Total Current Liabilities	94,434	9,103	—		25,783	129,320
Long-term debt	114,036	—	—	B	167,600	281,636
Deferred income taxes	4,095	—	—	H	13,463	17,558
Other liabilities	15,129	8,367	—	A	10,000	33,496

Total Liabilities	227,694	17,470	—		216,846	462,010
Common stock	194,284	—	—		—	194,284
Accumulated other comprehensive income	15,600	—	—		—	15,600
Retained earnings	482,878	24,442	15,166	G	(39,608)	479,095
				F	(3,783)
Treasury stock, at cost	(56,654)	—	—		—	(56,654)

Total Shareholders’ Equity	636,108	24,442	15,166		(43,391)	632,325

Total Liabilities and Shareholders’ Equity	$863,802	$41,912	$15,166		$173,455	$1,094,335

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

II-VI INCORPORATED

PRO FORMA CONDENSED CONSOLIDATION STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2013

UNAUDITED ($000, expcept per share data)

	Historical			Notes	Pro Forma
	II-VI Incorporated	Semiconductor Laser Business of Oclaro, Inc.	Fiber Amplifier and Micro-Optics Business of Oclaro, Inc.		Adjustments	Combined
Total Revenues	$558,396	$87,496	$93,902	I	$(6,786)	$733,008
Costs, Expense and Other Expense (Income)
Cost of goods sold	360,830	72,264	72,901	K	5,100	$504,705
				I	(6,390)
Internal research and development	22,689	9,171	12,383		—	$44,243
Selling, general and administrative	110,175	7,579	5,441	K	567	$129,900
				L	6,138
Interest expense	1,160	—		J	3,752	$4,912
Other expense (income), net	(7,155)	(87)	915	N	190	$(6,137)

Total Costs, Expenses and other Expense (Income)	487,699	88,927	91,640		9,357	677,623
Earnings (Loss) Before Income Taxes	70,697	(1,431)	2,262		(16,143)	55,385
Income taxes	18,766	—	—	M	(4,997)	$13,769

Net Earnings (Loss)	51,931	(1,431)	2,262		(11,146)	41,616
Less: Net Earnings Attributable to Redeemable Noncontrolling Interests	1,118	—	—			1,118

Net Earnings (Loss) Attributable to II-VI Incorporated	$50,813	$(1,431)	$2,262		$(11,146)	$40,498

Net Earnings Attributable to II-VI Incorporated —Basic	$0.81					$0.65

Net Earnings Attributable to II-VI Incorporated —Diluted	$0.80					$0.63

Weighted-average common shares outstanding—Basic	62,411					62,411

Weighted-average common shares outstanding—Diluted	63,884					63,884

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

II-VI INCORPORATED AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS UNAUDITED

(1) Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of II-VI Incorporated (“the Company”), the Semiconductor Laser Business of Oclaro, Inc., and the Fiber Amplifier and Micro-Optics Business of Oclaro, Inc. (“the Businesses”) after giving effect to the acquisitions of the Businesses and the assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The Company acquired all of the outstanding shares of Oclaro Switzerland GmbH and certain assets of Oclaro, Inc. used in the Semiconductor Laser Business and the transaction was completed on September 12, 2013. In addition, the Company acquired certain product lines, technology and related assets of the Fiber Amplifier and Micro-Optics Business in a transaction announced on October 10, 2013 and completed on November 1, 2013. The accompanying unaudited condensed combined balance sheet assumes the acquisitions of these Businesses occurred on June 30, 2013.

(2) Purchase Price Allocations

Semiconductor Laser Business:

II-VI acquired all of the outstanding shares of Oclaro Switzerland GmbH, a limited liability company formed under the laws of the Swiss Confederation as well as certain additional assets of Oclaro, Inc. used in the semiconductor laser business. The purchase price consisted of $90.6 million, net of cash acquired of $1.7 million, a $6.0 million subject to a holdback by the Company for 15 months to address any post-closing adjustments or claims and $2.0 million holdback amount for potential post-closing working capital adjustments.

The purchase price is summarized as follows ($000):

Cash paid, net of cash acquired	$90,601
Holdback- post-closing adjustment	6,000
Holdback-working capital adjustment	2,000

Total estimated purchase price	$98,601

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on an estimate of the fair value of assets acquired and liabilities assumed ($000):

Assets
Inventories	$27,214
Prepaid and other current assets	1,006
Deferred income taxes	2,376
Property, plant & equipment	28,068
Intangible assets	32,593
Goodwill	39,041

Total assets acquired	$130,298

Liabilities
Accounts payable	$2,214
Accrued income taxes	2,714
Deferred income taxes	13,467
Other accrued liabilities	13,302

Total liabilities assumed	$31,697

Net assets acquired	$98,601

II-VI INCORPORATED AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS UNAUDITED

Fiber Amplifier and Micro-Optics Business:

On November 1, 2013, II-VI completed the acquisition of the Fiber Amplifier and Micro-Optics business of Oclaro, Inc., in a transaction valued at $88.6 million. The Company had previously paid $5 million for an exclusive option to acquire the Business on September 12, 2013. The remaining purchase price of $83.6 million consisted of an initial cash payment of $79.6 million and a $4.0 million holdback amount that is expected to be paid no later than December 31, 2014, subject to post-closing adjustments or claims.

The purchase price is summarized as follows ($000):

Cash paid	$84,600
Holdback- post-closing adjustment	4,000

Total estimated purchase price	$88,600

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on an estimate of the fair value of assets acquired and liabilities assumed ($000):

Assets
Inventories	$11,629
Other Assets	303
Property, plant & equipment	20,546
Intangible assets	28,795
Goodwill	27,327

Total assets acquired	$88,600

(3) Pro Forma Adjustments

The following describes the pro forma adjustments made to the accompanying unaudited pro forma condensed combined financial statements:

Balance Sheet Adjustments

A.	To record the consideration for the acquisitions of the Businesses.

B.	To record the long-term debt borrowings and deferred financing costs used to finance the acquisitions of the Businesses.

C.	To record the preliminary estimates of the fair value of property, plant & equipment over the historical basis for the Businesses.

D.	To record the preliminary estimates of the fair value of other identifiable intangible assets over the historical basis for the Businesses.

E.	To record an adjustment to write-up inventories to a fair market estimate for the Businesses.

F.	To record non-recurring transaction expenses associated with the acquisitions of the Businesses.

G.	To eliminate historical equity of the Businesses.

H.	To record an estimated deferred income tax liability related to the fair market value adjustments of property, plant & equipment, other identifiable intangible assets and inventory associated with the Semiconductor Laser Business.

II-VI INCORPORATED AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS UNAUDITED

Statement of Earnings Adjustments

I.	To record intercompany revenues and profit elimination associated with II-VI Incorporated revenues to the Fiber Amplifier and Micro-Optics Business.

J.	To record interest expense for the fiscal year based upon the amounts financed for the acquisitions.

K.	To record an estimated increase in depreciation expense related to the estimated fair value of property, plant & equipment acquired from the acquisitions over an estimated average life of 5 years. Estimated depreciation expense was allocated 90% to cost of goods sold and 10% to selling, general and administration.

L.	To record an estimated increase in amortization expense related to the estimated fair value of certain other identifiable intangible assets acquired from the acquisitions, primarily consisting of customer lists and technology amortized over an estimated average life of 10 years.

M.	To record income tax expense (benefit) of the pro-forma adjustments based upon statutory rates of the acquisitions in effect during the period presented.

N.	To record amortization expense relating to the deferred financing costs incurred with the long-term debt borrowings used to finance the acquisitions.